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                                                                      Exhibit 99

NEWS                                          WALTER INDUSTRIES, INC.
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                                              FOR FURTHER INFORMATION CONTACT:
CONTACT: David L. Townsend                    Public Relations Department
         Vice President - Administration      Walter Industries, Inc.
         Walter Industries, Inc.              P. O. Box 31601
         (813) 871-4448                       Tampa, FL  33631-3601
                                              Telephone: (813) 871-4448/871-4439
                                              Or visit the Walter Industries
                                              Web site at WWW.WALTERIND.COM

                                              FOR IMMEDIATE RELEASE

         WALTER INDUSTRIES REPORTS THAT FEWER MORTGAGE PREPAYMENTS WILL
          RESULT IN SECOND QUARTER EARNINGS PER SHARE OF $0.20 TO $0.23

 -- COMPANY REPURCHASED 1.3 MILLION SHARES OF COMMON STOCK DURING THE QUARTER --
  -- EVALUATION OF STRATEGIC ALTERNATIVES FOR JIM WALTER RESOURCES CONTINUES --

         Tampa, FL, December 7, 1999--Walter Industries, Inc. (NYSE: WLT) today announced that the rate of early payoffs from its $4.2 billion Mid-State Homes mortgage portfolio, which had reached record levels in prior periods, declined sharply during the Company's fiscal 2000 second quarter ended November 30. The Company stated that this will reduce income of its Homebuilding and Financing segment for the quarter by a greater degree than previously anticipated. As a result, the Company estimates that second quarter earnings per share from continuing operations will be in the range of $0.20 to $0.23, compared with $0.25 per share (before an extraordinary gain) earned in the prior year second quarter.

         These results follow a strong fiscal first quarter performance in which the Company's earnings per share exceeded the prior year by 20%. Given the Company's estimated earnings per share for the second quarter, earnings for the fiscal six month period ended November 30 would be $0.44 to $0.47, compared with $0.45 in the comparable period last year.

         The Company further indicated that, if prevailing interest rate levels and constraints on mortgage financing activity continue, its prepayment income could remain at the second quarter's level in the third and fourth fiscal quarters. This anticipated reduction in Homebuilding and Financing segment income, partially offset by gains from the Company's other business segments, would lead to $0.04 to $0.06 in lower earnings per share from continuing operations for the Company's fiscal second half versus the comparable prior year period.

         The Company has previously stated that prepayment income would decline in its current fiscal year as an outgrowth of higher mortgage interest rates and more restrictive credit availability for homeowner loans nationally -- industry factors which would slow the rate of mortgage refinancings by Mid-State clients from record levels experienced in the prior year. Unlike mortgage lenders that recognize interest income at the time of the home sale and are forced to record losses when prepayments reach unexpected levels, the Mid-State mortgage portfolio recognizes income only on receipt of actual payment and experiences an acceleration of income recognition from prepayments.


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         "While the lower level of prepayments this year will have a short-term negative impact on earnings comparisons, the longer-term effect will be positive because mortgages that are not prepaid remain in the Mid-State portfolio and continue to generate a stable stream of income," said Kenneth E. Hyatt, Walter Industries Chairman and Chief Executive Officer. "Furthermore, our other core businesses are performing well and should post positive year-over-year comparisons. Although their second quarter contributions were not sufficient to offset the greater-than-anticipated drop in mortgage prepayment income, we look for these businesses to expand their contributions to the Company's overall results for the balance of the fiscal year and, over the longer term, provide increasingly higher income."

SHARE REPURCHASE ACTIVITY

         Underscoring management's confidence in Walter Industries' future earnings potential, Hyatt reported that since the announcement of its new share buyback program on October 14 the Company has repurchased 1,305,000 shares of its common stock. The Company initiated its previous share buyback program in July 1998, and since that time has repurchased a total of 5,178,000 shares in open market purchases. Combined with 1,398,092 shares purchased in 1997, the Company has utilized its substantial surplus free cash flow to repurchase a total of 6,576,092 shares, representing an investment of more than $90 million.

STATUS OF ASSET DISPOSITION PROGRAM

         Hyatt also noted that the Company remains focused on a program initiated earlier this year -- in conjunction with the investment banking firm Salomon Smith Barney -- to explore strategic alternatives for its Alabama-based Jim Walter Resources coal and methane gas subsidiary. "This effort is ongoing, with the interests of our shareholders as our top priority," Hyatt said. "While we had hoped to announce a definitive course of action by calendar year end, various factors -- principally depressed conditions in worldwide coal markets and their deteriorating effect on the U.S. coal industry in recent months -- have delayed our progress. We will continue our efforts to conclude this process in a prudent, value-driven manner, and will report our progress as events warrant."

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NOTE TO EDITOR: Walter Industries, Inc., based in Tampa, Florida, is a diversified, multi-subsidiary company with major interests in homebuilding/financing and industrial operations. Walter Industries and its subsidiaries employ 7,700 worldwide and generate approximately $1.9 billion in revenues annually.

THE PRECEDING INCLUDES FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED RESULTS. AMONG THOSE FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE INTEREST RATE FLUCTUATIONS, CREDIT AVAILABILITY, MARKET DEMAND, COMPETITION, WEATHER AND OTHER RISK FACTORS LISTED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS.